                                                                  EXHIBIT 99.1

                             1999 STOCK OPTION PLAN

                           --------------------------


                  This ValueClick, Inc. 1999 Stock Option Plan (the "Plan") was adopted by the Board of Directors of ValueClick, Inc., a Delaware corporation (the "Company") on May 13, 1999, and by the stockholders of the Company on May 13, 1999.

         1.       PURPOSES.

         The purpose of the Plan is to strengthen the Company and any corporations and other entities which are or may hereafter become subsidiary corporations or associations of the Company ("Subsidiaries") by providing an additional means of attracting and retaining competent directors, officers, and employees and by providing to participating directors, officers and employees added incentive for superior performance. The Plan seeks to accomplish these purposes and achieve these results by providing a means whereby such directors, officers, and employees may purchase shares of the common stock of the Company pursuant to Options granted in accordance with this Plan.

         2.       STOCK SUBJECT TO PLAN.

                  The Company shall reserve One Million Five Hundred Twenty Thousand (1,520,000) shares (the "Shares") of its Common Stock, with a par value $0.001 (the "Common Stock") to be issued upon exercise of the Options which may be granted from time to time under this Plan (the "Options"). As it may from time to time determine, the Board of Directors of the Company (hereinafter called the "Board") may authorize that the Shares may be comprised, in whole or in part, of authorized but unissued shares of the Common Stock of the Company. If Options granted under this Plan terminate or expire before being exercised in whole or in part, the Shares subject to those Options that have not been issued may be subjected to subsequent Options granted under this Plan.

         3.       ADMINISTRATION OF THE PLAN.

                  The Board may at its discretion appoint a Stock Option Committee (hereinafter called the "Committee") which shall consist of not fewer than two (2) members of the Board who are not also employees or officers of the Company, or, at the discretion of the Board, may consist of the entire Board, to administer this Plan. Subject to the express provisions of this Plan and guidelines which may be adopted from time to time by the Board, the Committee (if one is appointed) shall have plenary authority in its discretion to (a) determine the individuals to whom, and the time at which, Options are granted, and the number and purchase price of the Shares subject to each Option; (b) determine whether the Options granted shall be "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-statutory stock options, or both; (c) interpret this Plan and prescribe, amend, and rescind rules and regulations relating to it; (d) determine the terms and provisions (and amendments thereof) of the respective Option Agreements subject to Section 6 of this Plan, which need not be identical, including, if the Board or the Committee shall determine that a particular Option is to be an incentive stock option, such terms and provisions (and amendments thereof) as the Committee deems necessary to provide for an incentive stock option or to conform to any change in any law, regulation, ruling or interpretation applicable to incentive stock options; and (e) make any and all determinations which the Committee deems necessary or advisable in administering this Plan. The Committee's determination on the foregoing matters shall be conclusive.

         4.       PERSONS ELIGIBLE.

                  (a) All persons who are directors or full-time salaried employees of, or consultants to, the Company or of any Subsidiary are eligible to participate in this Plan, and to be granted Options hereunder. For the purposes of this Plan, (i) the term "employee" shall be deemed to conform to the requirements of Section 422 of the Code, and (ii) the term "subsidiary" means subsidiary corporations as defined in Section 424 of the Code.

                  (b) Employees of the Company or its subsidiaries may be granted either incentive or non-statutory options. Consultants (including officers and directors) of the Company and its subsidiaries may be granted only non-statutory options, except officers and directors who are also employees, who may be granted either incentive or non-statutory options.

                  (c) The aggregate fair market value (determined as provided in Section 6(a)(iii), below) of the Shares with respect to which incentive stock options are exercisable for the first time by an Optionee during any calendar year (under all incentive stock option plans of the Company or its parent or subsidiaries) shall not exceed $100,000.

         5.       CHANGES IN CAPITAL STRUCTURE.

                  (a) EFFECT ON THE PLAN. In the event of changes in the outstanding capital stock of the Company by reason of any stock dividend, stock split or reverse split, reclassification, recapitalization, merger or consolidation, reorganization, liquidation, or equivalent event, the Committee and/or the Board shall make such adjustments in the aggregate number and class of shares available under this Plan as it deems to be appropriate and in accordance with the terms of the Plan. Such determination shall be final, binding, and conclusive.

                  (b)      EFFECT OF CERTAIN EVENTS ON OUTSTANDING OPTIONS.

                           (i)      STOCK SPLITS AND LIKE EVENTS.  Should a
stock dividend, stock split, reverse stock split, or reclassification occur, then the Committee and/or the Board shall make such adjustments in (A) the number and class of shares to which Optionees will thereafter be entitled upon exercise of their outstanding Options and (B) the price which Optionees shall be required to pay upon such exercise, as it in its sole discretion in good faith deems appropriate; PROVIDED, that each such adjustment shall have the result that an Optionee exercising an Option subsequent to such occurrence shall have paid the same aggregate exercise price to exercise the entire Option and shall then hold the same class and aggregate number of shares as if such Optionee had exercised the outstanding Option immediately prior to such occurrence.

                           (ii)     RECAPITALIZATIONS; ASSUMPTION OF OPTIONS.

                           (A)      In the event of

                                    (I)     a merger or consolidation in which
                           the Company is not the surviving corporation
                           (other than a merger or consolidation with a wholly owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company and the Options granted under this Plan are assumed by the successor corporation, which assumption shall be binding on all Optionees);

                                    (II)    a dissolution or liquidation of the
                           Company;

                                    (III)   the sale of substantially all of the
                           assets of the Company; or

                                    (IV)    any other transaction which
                           qualifies as a "corporate transaction" under
                           Section 424(a) of the Code wherein the
                           stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale, or transfer of all or substantially all of the outstanding shares of the Company):

                  then, and in each such case, any or all outstanding Options may be assumed or replaced by the successor corporation, which assumption or replacement shall be binding on all Optionees. In the alternative, the successor corporation may substitute an option as nearly equivalent as practicable.

                           (B) In the event such successor corporation, if any, refuses to assume or substitute Options, as provided above, pursuant to a transaction described in Section 5(b)(ii)(A) above, the Committee and/or the Board shall provide for the Optionee to have the right to exercise the Option in full as to all of the shares subject to the Option, including shares as to which the Option would not otherwise yet be exercisable. If the Option is made fully exercisable in such event in lieu of assumption or substitution of the Option by the successor corporation, the Board shall notify the Optionee that the Option shall be fully exercisable for a period of fifteen (15) days from the date of the notice, and the Option shall expire upon the expiration of that period.

                           (C) Subject to any greater rights granted to Optionees under the foregoing provisions of this Section 5, in the event of the occurrence of any transaction described in
                  Section 5(b)(ii)(A), any outstanding Options shall be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation, sale of assets, or other "corporate transaction."

                           (D) The Company, from time to time, may also substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either (I) granting an Option under this Plan in substitution of such other company's award, or (II) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Option granted under this Plan. Such substitution or assumption shall be permissible if the holder of the substituted or assumed option would have been eligible to be granted an Option under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award shall remain unchanged (except that the exercise price and the number and nature of shares issuable upon exercise of any such Option will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Option rather than assuming an existing Option, such new Option may in the discretion of the Board (or the Committee) be granted with a similarly adjusted exercise price.

         6.       TERMS AND CONDITIONS OF OPTIONS.

                  Each Option granted under this Plan shall be evidenced by a stock Option Agreement (an "Agreement") which is not inconsistent with this Plan, and the form of which the Committee and/or Board may from time to time determine, PROVIDED that any such Agreement shall contain the substance of the following:

                  (a)      OPTION PRICE.

                           (i)      MINIMUM EXERCISE PRICES.  The per share
exercise price of all Options granted under this Plan shall be: (A) in the case of incentive stock options, not less than one hundred percent (100%) of the fair market value of a share of Common Stock; or (B) in the case of non-statutory options, not less than eighty five percent (85%) of such fair market value; in either case determined as provided in paragraph (a)(iii) of this Section 6, below.

                           (ii)     MINIMUM EXERCISE PRICES FOR PRINCIPAL
STOCKHOLDERS. If, at the time a given Option is granted, the Optionee owns shares possessing more than ten percent (10%) of the total combined voting power of all the classes of stock of the Company or of its parent or subsidiaries (a "Principal Stockholder"), the Option price of his or her incentive and non-statutory stock Options shall be not less than one hundred ten percent (110%) of the fair market value of the Shares, determined as provided in paragraph (a)(iii) of this Section 6, below.

                           (iii)    DETERMINATION OF FAIR MARKET VALUE.
Whenever any determination of the fair market value of the company's stock is required to be made, such fair market value shall be determined in accordance with the valuation methods described in Section 20.2031-2 of the Treasury Regulations, or any currently effective successor regulation thereto, or otherwise as the Board or the Committee may in good faith direct. In each case, the date and time as of which such fair market value shall be determined is the close of business on the date immediately prior to the date on which the Board or the Committee awards the Options in question (or, if the Common Stock is at that time listed on any national exchange or automated quotation system, the close of business on the last trading day immediately prior to the date on which the Board or the Committee awards the Options in question).

                  (b)      METHOD OF EXERCISE.

                           (i)      At the time of purchase, the purchase
price of any Shares purchased hereunder (and any tax due upon exercise) shall be paid in full, and may be paid, at the discretion of the Board or the
Committee: (A) in cash or cash equivalent acceptable to the Board or the Committee, (B) with a promissory note secured by the Shares purchased, (C) with outstanding stock of Company at such value as the Board or the Committee shall determine to be the fair market value of such stock on the date of exercise in accordance with the provisions of paragraph (a)(iii) of this
Section 6, above, or (D) with a combination of any of the foregoing. If shares of outstanding Common Stock are used as payment or part payment, and such shares were acquired upon prior exercise of an Option granted under this Plan, then such shares must have (I) been owned by the Optionee for more than six (6) months on the date of surrender and (II) an aggregate fair market value on the date of surrender of not less than the aggregate exercise price of the Shares as to which said Option shall be exercised.

                           (ii)     To the extent that the right to purchase
Shares has accrued under an Option, the Option holder may exercise said Option from time to time by (A) giving written notice to the Company stating the number of Shares with respect to which the Option is being exercised, (B) submitting with said notice payment of the full purchase price of said Shares as described in paragraph (b)(i) of this Section 6, above, and (C) if applicable, complying with the requirements of paragraph (b)(iii), and any requirements of the Company upon advice of its counsel pursuant to paragraph
(b)(iv), of this Section 6, below.

                           (iii)     At the discretion of the Board or the
Committee, the Optionee may be required, as a condition of the exercise of any Option, to make such representations and warranties to the Company as may be reasonably be required under applicable state and federal securities laws.

                           (iv)      After receiving the notice, payment, and
evidence of compliance described in paragraphs (b) (ii) and (b)(iii) of this
Section 6, above, the Company shall issue, at the main office of the Company or such other place as shall be mutually acceptable, a certificate or certificates representing the number of Shares to be delivered, out of authorized but unissued Shares or reacquired Shares of its capital stock. The certificate shall be issued within thirty (30) days after full compliance with all of such conditions; PROVIDED, HOWEVER, that the time of such delivery may be postponed by the Company for such period as may be required for it with reasonable diligence to comply with such procedures as may, in the opinion of counsel to the Company, be desirable in view of federal and state laws, including corporate securities laws and revenue and taxation laws, and the provisions of this Plan. If the Option holder fails to accept delivery of any or all of the number of Shares specified in such notice upon tender of delivery of the certificates representing them, the right to exercise the Option with respect to such undelivered Shares may, at the Committee's discretion, be terminated.

                  (c) OPTION TERM. The Board or the Committee may grant Options for any term, but shall not grant any Options for a term longer than ten (10) years from the date the Option is granted (except in the case of an incentive stock option granted to a Principal Stockholder, in which case the term shall be no longer than five (5) years from the date the Option is granted). Each Option shall be subject to earlier termination as provided in
Section 6(f) of this Plan.

                  (d)      TIME OF EXERCISE OF OPTIONS.

                           (i)      Except as provided in clause (ii), below,
each Option granted under this Plan shall be exercisable on such date or dates, upon or after the occurrence of certain events, or upon or after the achievement of certain performance milestones (which dates may be advanced or which occurrences or achievements may be waived in whole or in part or extended at the discretion of the Board or the Committee), during such period, and for such number of Shares, as shall be determined by the Board or the Committee in its sole discretion.

                           (ii)     Notwithstanding clause (i), above, if and
for so long as the Company is relying on the exemption from qualification provided by Section 25102(o) of the California Corporate Securities Law of 1968, as amended (the "Law") and such minimum vesting is a requirement of such exemption,

                                    (A)      all options granted hereunder shall
                  (subject to reasonable conditions including continued employment or directorship of the Optionee) vest at a minimum rate of 20% per year, beginning with the first year after the Option grant, except that

                                    (B)      options granted to offices,
                  directors, and consultants may vest at any time.

                           (iii)    If an Option becomes exercisable upon the
occurrence of certain specified events or achievements of certain specified performance milestones, it shall not be exercised unless and until the Board or the Committee shall determine, and notify the Optionee in writing, that such events have occurred or that such performance milestones have been achieved.

                  (e) NONASSIGNABILITY OF OPTION RIGHTS. No Option shall be assignable or transferable by the optionee except by will or by the laws of descent and distribution. During the life of an Optionee, his or her Options shall be exercisable only by the Optionee.

                  (f)     EFFECT OF TERMINATION OF EMPLOYMENT OR DIRECTORSHIP.

                          (i)     TERMINATION OTHER THAN BY DEATH, DISABILITY,
OR FOR CAUSE. In the event that an Optionee's employment or consulting with the Company and its Subsidiaries ceases during the Optionee's life for any reason (except disability or death), including but not limited to retirement and termination for cause, then, (subject to the provisions of clause (iii) of this paragraph (f), below), any incentive or non-statutory stock option or unexercised portion thereof held by such Optionee which is otherwise exercisable shall terminate unless exercised within thirty (30) days after the date on which the Optionee's employment or directorship shall have ceased.

                          (ii)    TERMINATION BY REASON OF DEATH OR DISABILITY.
In the event that any Optionee shall suffer death or disability (as defined in Section 22(e)(3) of the Code)

                                    (A)     while employed or serving as a
                  director of the Company, or

                                    (B)     at the discretion of the Board or
                  the Committee, within a specified period of not more than three (3) months nor less than thirty (30) days from the date on which such employment or directorship ceases,

then any option or unexercised portion thereof granted to the Optionee, if otherwise exercisable by the Optionee at the date of such death or disability, may (subject to the provisions of clause (iv) of this paragraph (f), below) be exercised by the Optionee (or by his or her personal representatives, heirs or legatees) within a period of time, which shall be specified in the Option Agreement, not to exceed one (1) year nor to be fewer than six (6) months from the date of death or disability of the Optionee.

                          (iii)   TERMINATION FOR CAUSE. In the event that
any Optionee's employment or directorship shall be terminated for cause, his or her Options shall, effective immediately thereupon, terminate, and shall thereafter be void and unexercisable.

                          (iv)    NO EXTENSION OF TERM.  Anything to the
contrary herein notwithstanding, no extension provided under this Section 6(f) shall have the effect of extending the term of any Option granted under this Plan past its expiration date as provided in the Option Agreement under which it was granted.

                  (g) RIGHTS OF OPTIONEES. No Optionee shall have rights as a stockholder with respect to any Shares subject to an Option until the date of issuance of a share certificate to the Optionee for such Shares. No adjustment shall be made for dividends or other rights of which the record date is prior to the date such share certificate is issued. Neither this Plan, nor any action or agreement thereunder, shall confer on any Optionee, or on any person eligible to receive Options hereunder, any rights of employment by, or to election or retention as an officer or director of, the Company or any of its Subsidiaries.

                  (h) TAX WITHHOLDING. To the extent required by applicable law, the Company shall withhold from the pay of an Optionee any taxes required to be withheld upon exercise of an Option. The Company may instead at its discretion require that the taxes be paid to the Company concurrently with the exercise of the Option as a condition to the exercise of the Option. The Company may, at the discretion and upon the approval of the Committee, permit the Optionee to pay some or all of such taxes by (i) tendering to the Company outstanding shares of the Company's stock held by the Optionee, meeting the same criteria and valued in the same manner as stock tendered to pay the exercise price as set forth in Section 6, above, or
(ii) reducing, at the Optionee's instructions, the number of shares to be issued upon exercise of the Option, with such shares similarly valued.

                  (i) RESTRICTIONS ON SHARES. To the extent required by the Company's Bylaws, or at its discretion by the Board of Directors or the Committee, all Shares issued upon exercise of Options granted hereunder shall be subject to (i) a right of repurchase, (ii) a first right of refusal, (iii) a market stand-off in the event of any public offering of the Company's Common Stock, or other Company securities convertible into Common Stock, and/or (iv) such other restrictions on the ownership and/or transfer of the Shares as may seem reasonable to the Board and/or the Committee. Holders of Shares may be required to execute non-disclosure agreements prior to being shown certain information concerning the Company.

                  (j) COPY OF THE PLAN. Each Option Agreement issued pursuant to the Plan shall be accompanied by a copy of the Plan itself, including all currently effective amendments thereto.

                  (k) OTHER CONDITIONS IMPOSED BY REGULATORY AUTHORITIES. This Plan, the granting of any Option hereunder, the exercise of any Options hereunder, and the issuance of shares upon the exercise of any Option, shall be subject to such approval or other conditions as may be required or imposed by any regulatory authority having jurisdiction to issue regulations or rules with respect thereto, including the securities laws of various governmental entities.

         7.       LIMITATIONS ON OPTION ISSUANCES UNDER RULE 701, IF APPLICABLE.

                  (a) The aggregate offering price of Shares subject to outstanding Options under this Plan in reliance on Rule 701 (or any successor thereto) under the Securities Act of 1933 ("Rule 701"), plus all other securities of the Company sold during the previous twelve (12) months in reliance on Rule 701, may not at any time exceed fifteen percent (15%) of the Company's total assets, measured as of the end of the Company's most recent fiscal year.

                  (b) No Option may be issued under the Plan in reliance on Rule 701 if the number of Shares subject to Options which would thereafter be outstanding, plus other Shares sold during the preceding twelve (12) months in reliance upon Rule 701, would exceed fifteen percent (15%) of the total number of then-outstanding Shares, including all Shares issuable pursuant to the exercise of outstanding options, rights, warrants, or the conversion of other convertible securities unless such outstanding options, rights, warrants, or other convertible securities were issued pursuant to Rule 701, in which case the number of outstanding shares shall be deemed to include the number of Shares into which such convertible securities may be converted.

         8.       AMENDMENT OF THE PLAN.

                  The Board of Directors of the Company may at any time amend this Plan; PROVIDED, HOWEVER, that

                  (a) no amendment may affect any then outstanding Options or any unexercised portions thereof without the prior consent of the holders of such Options, and

                  (b) any amendment which effects one or more of the following changes in the Plan shall be subject to stockholder approval:

                          (i)     any increase in the number of Shares
         reserved for issuance under the Plan,

                          (ii) any alteration in the class of persons eligible to be granted incentive stock Options,

                          (iii) any amendment which causes Options granted to employees and intended to be incentive Options under this Plan not to qualify as "incentive stock options" under Section 422 of the Code,

                          (iv) any amendment which amends this Section 8, and/or

                          (v) if the Company then has registered a class of equity securities pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, any amendment which would cause this Plan not to satisfy the conditions of Rule 16b-3 (or any then-current replacement therefor) as then in effect.

         9.       FINANCIAL INFORMATION.

                  (a) Within ninety (90) days after the end of each fiscal year, the Company shall provide every holder of a currently outstanding Option under the Plan with a copy of its financial statements, either audited or unaudited, for that fiscal year. The Company may require the Optionee to enter into a nondisclosure agreement in connection with his or her receipt of such financial statements; PROVIDED, HOWEVER, that any such nondisclosure agreement may not contain provisions which are more stringent than those the Company imposes generally on its stockholders who are also receiving the financial statements.

                  (b) Notwithstanding the foregoing provisions, whenever the Company provides financial statements, whether audited or unaudited, to all of its stockholders as a group, the Company shall also concurrently provide each Optionee with a copy of such financial statements.

         10.      TERMINATION OF THE PLAN.

                  (a) The Board may terminate this Plan at any time. If not earlier terminated, this Plan shall terminate ten (10) years from the date of its adoption by the Board of Directors. Termination of this Plan will not affect rights and obligations theretofore granted and then in effect.

                  (b) This Plan, the granting of any Option hereunder, and the issuance of Shares upon the exercise of any Option granted hereunder, shall be subject to such approval or other conditions as may be required or imposed by any regulatory authority having jurisdiction to issue regulations or rules with respect thereto, including the securities laws of the various States and other governmental entities.